Exhibit 23.1

CONSENT OF MOSS ADAMS LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to Community National Bank 401(k) Profit Sharing Plan of our report dated May 6, 2005 with respect to the financial statements and supplemental schedule of Community National Bank 401(k) Profit Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/    Moss Adams LLP

San Diego, California

May 6, 2005